Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This agreement (the “Agreement”) is entered into by and between Cargo Connection Logistics Holding, Inc. located at 600 Bayview Avenue Inwood, New York 11096 (“Client”) and TJM Investments Inc., located at 2301 S. Ocean Dr., Suite 302, Hollywood, Florida 33019 (“Consultant”) on this 7th day of July, 2006.

1. Recitals

Whereas, Client is a corporation organized and existing under the laws of the state of Florida with its principal place of business in the state of New York,

Whereas, Consultant is an independent consultant, organized under the laws of the state of Nevada and engaged in financial consulting and marketing and willing to consult with Client,

WHEREAS, the Consultant and Client desire to enter into an agreement, whereby the Consultant shall provide certain services to the Client as set out herein,

THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

2. Terms and Conditions

2.1.	Non Exclusive. Client will retain the services of Consultant on a nonexclusive basis pursuant to the following terms and conditions.

2.2	Consulting Services. The Client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention.

The Consultant shall:

(a) Introduce the products and services of the Client to the Consultant’s contacts;

(b) Identify companies and/or products that Client might acquire that would complement the Client’s business and assist in such acquisitions and more specifically to handle:

(1) Introductions on behalf of the Client;

(2) Preliminary negotiations to establish level of interest;

(3) Preliminary due diligence of potential acquisitions and targets.

2.3

Time, Manner and Place of Performance. The Consultant provides services similar to those provided for herein to other clients that may include publicly traded companies. The Client agrees that the Consultant does not and shall not be required to devote its full time and efforts to the Client. The Consultant shall devote such time to the Client as is reasonable and necessary to provide the Consulting Services to the Client. Consultant shall be available for advice and counsel to the officers and directors and directors of the Client at such reasonable and convenient times and places as may mutually be agreed upon.

2.4	Term of Agreement. This Agreement only applies to the UTEK Strategic Alliance Agreement, dated August 4, 2006.

2.5	Compensation. As compensation for the consulting services, Consultant shall be paid as follows:

1. The Client shall issue to Consultant or its assigns Ten Percent (10%) of all cash received by Client through the Strategic Alliance Agreement with UTEK, dated August 4, 2006, and Ten Percent (10%) in stock against UTEK’s transaction fee as outlined in the Strategic Alliance Agreement under Section IV, Compensation, Subsection C. This does not apply to the Strategic Alliance Agreement.

2. The Client agrees that all mergers, acquisition or business combinations, sales agreements or any dealings that has been brought through the Consultant’s efforts shall have a separate fee agreement to be agreed upon before any transaction takes place with a third party, and that Consultant may have an interest in the third party.\

2.5.1	Payment Terms. Client shall pay to Consultant all cash and stock fees earned from equity investments at time of closing or as otherwise agreed to.

2.7

Costs. Consultant shall bear his/her own costs incurred in performance of this Agreement with the exception of traveling or other costs to which Client consents to, in writing, prior to the cost being incurred.

2.8	Termination. Either party may terminate this Agreement for any of the following reasons.

(a)	A party requests the other to perform acts or services in violation of any law, rule, regulation, policy or order of any federal or state regulatory agency.

(b)	A party distributes to the public information containing material misrepresentations or omissions.

(c)	A party engages in conduct in violation of any law, including rules, regulations, orders and policies of any federal or state regulatory agency.

(d)	A violation or breach of this Agreement.

2.9	Acceptance of Financing. Client reserves the right to refuse funding procured by Consultant for any reason.

2.10

Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client’s and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates (“Confidential Information”). The Consultant will not, during and after the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any Confidential Information to any person, except to authorized representatives of the consultant or its affiliates, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process. Any information, which has been disclosed to the public by the Client or upon the authorization of the client, shall not be considered Confidential Information.

2.11	Offering Approval. Consultant shall not distribute any materials to third parties unless and until they have been prepared by or approved by Client.

2.12

Legal Compliance. Both parties shall comply with all laws, rules, regulations, orders, decrees, judgments and other governmental acts of the United States of America and any nations and their political subdivisions, agencies and instrumentalities that may be applicable to the parties or their activities hereunder, and each party shall require its affiliates and/or licensees to do the same. Client shall take such steps as may be necessary with respect to compliance with foreign exchange regulations or other similar requirements to assure the right of Client to receive funds from foreign countries and to remit compensation payable hereunder to foreign countries, and shall keep Consultant informed of same. Each party shall cooperate with the other in the preparation, execution, and delivery of documents and the performance of acts necessary or desirable for each party to comply with this Section.

2.13	Not an Employee, Partner or Joint Venture. The parties understand that Consultant is an independent contractor and Consultant is not an agent, employee, joint venture partner or partner of Client.

2.14	Indemnification for Securities Violations and Limitation of Liability.

(a)

The Client agrees to indemnify and hold harmless the Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Consultant may become subject under the Securities Act of 1933 as amended or the Securities Exchange Act of 1934 as amended, solely because of actions of the Client or its agent(s), Client’s material publicly available to the Consultant, or materials provided to Consultant by Client for use by Consultant in its performance under this Agreement.

(b)

The Consultant agrees to indemnify and hold the client and each officer, director and controlling person of the Client against any loses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Client of such officer, director or controlling person may become subject under the Securities Act of 1933 as amended or the Securities Exchange Act of 1934 as amended, solely because of actions of the Consultant or his agent(s).

2.15

Conflict of interest. This Agreement is non-exclusive. The Consultant shall be free to perform services for other companies and persons. Consultant will use its best efforts to avoid conflicts of interest. Conflicts that may arise include but are not necessarily limited to representation by Consultant of a competitor or potential competitor of Client. Client agrees that it shall not be a conflict of interest that Consultant devotes time and resources to companies and persons other than Client. In the event that Consultant believes a conflict of interest arises which may affect the performance of the Consulting Services to Client, Consultant shall promptly notify the Client of such conflict. Upon receiving such notice, the Client may terminate this Agreement pursuant to Section XI. Failure to terminate this Agreement within thirty (30) days of notification of any conflict of interest shall constitute the Client’s ongoing consent to the Consultant’s continued activities, which would be in conflict with Client.

2.16	General. This Agreement shall be construed in accordance with the laws of the State of Florida. In the event that any part of this Agreement shall be determined to be void or unenforceable, the remaining parts shall continue to be construed separately and apart from such void or unenforceable parts.

2.17

Applicable Law. This Agreement shall be interpreted and construed in accordance with and pursuant to the laws of Florida. Venue and jurisdiction for all disputes, legal proceedings, arbitrations or mediation shall be Florida.

2.18

Complete Agreement of the Parties. This Agreement represents the complete agreement of the parties and replaces and supersedes any prior oral or written agreements or understandings. The agreement may only be modified or changed in writing as agreed upon and signed by both parties.

2.19

Severability. The provisions contained herein are severable and in the event any of them shall be held invalid, the Agreement shall be interpreted as if such invalid provisions were not contained herein.

2.20	Counterparts. This Agreement may be executed in counterparts, each of which shall constitute and be deemed an original, but both of which taken together shall constitute one and the same document.

DATED: September 13, 2006	By:	/s/ Dennis Mancino
Dennis Mancino
TJM Investments Inc.
Its: President

DATED: _______________________	By:	/s/ Jesse Dobrinsky
Jesse Dobrinsky
Cargo Connection Logistics Holdings, Inc.
Its: CEO